Exhibit 99.1

U.S. SHIPPING PARTNERS L.P. REPORTS 2005 SECOND QUARTER RESULTS

Edison, NJ, August 2, 2005 – U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for its second quarter ended June 30, 2005.  The Partnership also announced the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the second quarter, or $1.80 per unit annualized.  The distribution will be payable on August 15, 2005 to unitholders of record on August 9, 2005.

For the three months ended June 30, 2005, the Partnership reported net income of $5.9 million, an increase of $7.7 million, compared to a net loss of $1.8 million for the three months ended June 30, 2004.  This increase is partially due to increased operating income of $2.9 million attributable to the addition of the Charleston and an increase in freight rates.  A reduction of $1.4 million in interest expense resulting from the repayment of $93.8 million in debt concurrent with our initial public offering in November 2004 and a $0.2 million increase in other income also contributed favorably to net income. Additionally, the restatement of our then existing credit facility contributed $3.2 million of additional expense during the second quarter ended June 30, 2004.  Net income per basic limited partnership unit increased to $0.42 for the three months ended June 30, 2005, as compared to a loss of $0.23 per unit for the three months ended June 30, 2004.  The average number of basic limited partnership units outstanding increased to 13.8 million in the second quarter 2005 from 7.8 million in the second quarter 2004 as a result of the Partnership’s November 2004 initial public offering.

Operating income was $6.9 million, or 20% of voyage revenue, for the three months ended June 30, 2005 compared to $4.0 million, or 14% of voyage revenue, for the comparable period in 2004. Revenues rose to $33.8 million, an increase of $5.7 million, or 20%, over 2004 second quarter revenues of $28.1 million.  The Partnership’s addition of the Charleston, which we placed in service on April 28, 2004, as well as increased time charter equivalent rates of approximately $3,000 per day, or 9%, caused by a strong Gulf Coast – West Coast spot market, contributed to the increase in revenues.

EBITDA grew to $13.1 million for the three months ended June 30, 2005, an increase of $6.2 million, or 91%, over EBITDA of $6.8 million for the three months ended June 30, 2004.  The three months ended June 30, 2005 reflected increased general and administrative expenses of $0.6 million, including $0.4 million of increased professional fees, insurance and other costs incurred in connection with being a public entity that were not incurred in the comparable 2004 period. The remaining increase is attributable to additional expenses necessary to accommodate the growth of our business.  EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Paul Gridley, Chairman and CEO, stated, “We are pleased to report continued positive operating results for the second quarter.  The pending acquisition of the Gus W. Darnell will add a versatile double-hulled product tanker to our existing fleet with favorable prospects for securing a profitable charter for the vessel.”

Our distributable cash flow for the second quarter 2005 was $8.0 million, or approximately 1.27 times the amount needed to cover the cash distribution of $6.3 million declared in respect of the period.  Distribution coverage for the six months ended June 30, 2005 was 1.26.   Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information.”

For the six months ended June 30, 2005, the Partnership reported net income of $12.5 million, an increase of $11.6 million, or 1179%, compared to $1.0 million for the six months ended June 30, 2004.  This increase is partially due to increased operating income of $5.2 million attributable to the addition of the Charleston and an increase in freight rates.   A reduction of $2.5 million in interest expense resulting from the repayment of $93.8 million in debt concurrent with our initial public offering in November 2004 and a $0.3 million increase in other income also contributed favorably to net income. Additionally, the restatement of our then existing credit facility contributed $3.2 million of additional expense during the six months ended June 30, 2004.  Net income per basic limited partnership unit increased to $0.89 for the six months ended June 30, 2005, as compared to $0.13 for the six months ended June 30, 2004.  The average number of basic limited partnership units outstanding increased to 13.8 million in the six months ended 2005 from 7.8 million in the comparable 2004 period as a result of the Partnership’s November 2004 initial public offering.

 Earnings Conference Call

We have scheduled a conference call for Wednesday, August 3, 2005, at 11:00 am Eastern time, to review our second quarter results.  Dial-in information for this call is 1-800-901-5213 (Domestic) and 1-617-801-6888 (International).  The participant passcode is tankers.  The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners.  The calculation of distributable cash flow is detailed in the table below.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.

Consolidated Statements of Operations

(in thousands, except for per unit data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004 (1)	2005	2004 (1)
Voyage revenue	$33,759	$28,086	$66,815	$53,770
Vessel operating expenses	11,577	11,157	22,517	20,414
Voyage expenses	6,536	4,903	12,614	9,120
General and administrative expenses	2,579	2,022	4,936	3,502
Depreciation and amortization	6,182	5,983	12,365	11,521
Total operating expenses	26,874	24,065	52,432	44,557
Operating income	6,885	4,021	14,383	9,213
Interest expense	1,309	2,681	2,684	5,129
Loss on debt extinguishment	—	3,167	—	3,167
Other income	(225)	(73)	(426)	(107)
Income (loss) before income taxes	5,801	(1,754)	12,125	1,024
(Benefit) provision for income taxes	(95)	25	(420)	43
Net income (loss)	$5,896	$(1,779)	$12,545	$981

General partner’s interest in net income	$118	$—	$251	$—
Limited partners’ interest in:
Net income (loss)	$5,778	$(1,779)	$12,294	$981
Net income (loss) per unit - basic and diluted	$0.42	$(0.23)	$0.89	$0.13
Weighted average units outstanding - basic and diluted	13,800	7,800 (2)	13,800	7,800	(2)

(1)         Represents results of operations of our predecessor company, United States Shipping Master LLC.

(2)         Represents the number of units received by our predecessor in exchange for the net assets contributed to us at the time of our initial public offering.

Supplemental Operating Statistics

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Total fleet
Vessel days	728	701	1,448	1,338
Days worked	723	684	1,440	1,311
Drydocking days	—	—	—	—
Net utilization (1)	99.3%	97.6%	99.4%	98.0%
Average time charter equivalent rate (2)	$37,647	$33,888	$37,650	$34,058

(1)         Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.

(2)         Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

U.S. Shipping Partners L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income (loss)	$5,896	$(1,779)	$12,545	$981
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	6,182	5,983	12,365	11,521
Interest expense, net	1,084	2,608	2,258	5,022
(Benefit) provision for income taxes	(95)	25	(420)	43
EBITDA	$13,067	$6,837	$26,748	$17,567

Distributable Cash Flow (1)

		For the	For the
		Three Months Ended	Six Months Ended
		June 30, 2005	June 30, 2005

	Net income	$5,896	$12,545
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	6,197	12,395
	Receipts from Hess under support agreement	446	233
	Benefit for income taxes	(95)	(420)
	Loan from general partner for income tax payment (3)	307	341
Less:	Estimated maintenance capital expenditures (4)	4,300	8,600
	Income taxes paid	407	541
	Distributable cash flow	$8,044	$15,953
	Cash distribution in respect of the period	$6,337	$12,673
	Distribution coverage	1.27	1.26

(1)         Distributable Cash Flow provides additional information for evaluating our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)         Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.

(3)         Our general partner has agreed to lend us an amount equal to the lesser of (i) $770,000 and (ii) the 2005 estimated tax liability of our subsidiary that owns the Chemical Pioneer.  The loan will bear interest at the minimum applicable federal rate.

(4)         Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

/CONTACT: Albert Bergeron of U.S. Shipping Partners L.P., +1-732-635-1500/

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